UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2026

Calidi Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Dr., Suite 200, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 794-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered

Common stock, par value $0.0001 per share	CLDI	NYSE American, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

Calidi Biotherapeutics, Inc., a Delaware Corporation (the “Company”), effected a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”), at a ratio of 1-for-16 (the “Reverse Stock Split”). The Reverse Stock Split was duly approved by the stockholders of the Company in its Annual Meeting of Stockholders held on June 12, 2026.

Reasons for the Reverse Stock Split

The Company effected the Reverse Stock Split as a proactive measure intended to increase the per-share trading price, support the continued listing of its Common Stock on the NYSE American and reduce the risk that its Common Stock could become subject to delisting for failure to satisfy applicable continued listing standards. The Company cannot provide assurance that the actual effects of the Reverse Stock Split will achieve the desired effects or that, if achieved, such desired effects will be sustained.

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number

The Reverse Stock Split became effective on July 30, 2026 (the “Effective Date”). The Common Stock began trading on a split-adjusted basis at the commencement of trading on July 31, 2026, under the Company’s existing trading symbol “CLDI.” The Common Stock was assigned a new CUSIP number (320703 507) in connection with the Reverse Stock Split.

Split Adjustment; Treatment of Fractional Shares

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company were exchanged for the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split, divided by sixteen (16), with such resulting number of shares rounded up to the nearest whole share. As a result, no fractional shares were issued in connection with the Reverse Stock Split and no cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. Also on the Effective Date, all equity awards outstanding immediately prior to the Reverse Stock Split were adjusted to reflect the Reverse Stock Split.

Certificated Shares

Each certificate, or book entry, that immediately prior to the Reverse Stock Split represented shares of Common Stock, does, following the Reverse Stock Split, represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry have been combined, subject to the treatment of fractional shares as described above.

Delaware State Filing

The Reverse Stock Split was effected pursuant to the Company’s filing of a Certificate of Amendment (the “Certificate”) with the Secretary of State of the State of Delaware on July 27, 2026. A copy of the form of the Certificate is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Capitalization

The Company is authorized to issue 330,000,000 shares of Common Stock, of which Three Hundred Twelve Million (312,000,000) are designated as Voting Common Stock (“Common Stock”) and Eighteen Million (18,000,000) are designated as Non-Voting Common Stock (the “Non-Voting Common Stock”). Further, the Company is authorized to issue 1,000,000 shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”). There will be no change to the number of authorized capital stock of the Company or including the Preferred Stock. The Reverse Stock Split had no effect on the par value of the Common Stock or the Preferred Stock. Immediately following the effectiveness of the Reverse Stock Split, approximately 2,445,396 shares of Common Stock and 9,375 shares of Non-Voting Common Stock (held in escrow) were issued and outstanding, in each case after giving effect to the Reverse Stock Split.

Immediately after the Reverse Stock Split, each Common Stockholder’s percentage ownership interest in the Company’s Common Stock and proportional voting power of the Company’s Common Stock remained unchanged, except for minor changes and adjustments that resulted from the treatment of fractional shares. The rights and privileges of the holders of shares of Common Stock were unaffected by the Reverse Stock Split.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 is hereby incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Exhibit Description
3.1	Form of Certificate of Amendment
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calidi Biotherapeutics, Inc.
Dated: July 31, 2026
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer